Exhibit 10.5

EXECUTION VERSION

Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036

Attn:	Robert Stewart, Assistant General Counsel

Telephone:	646-855-0711

Facsimile:	646-822-5618
June 20, 2018
To: Wright Medical Group N.V. | Legal
Attention: James Lightman Sr. Vice President, General Counsel and Secretary
Prins Bernhardplein 200
1097 JB Amsterdam
The Netherlands
Telephone No.: +31 20 675 4002
Email: james.lightman@wright.com

and

Wright Medical Group, Inc. | Legal
1023 Cherry Road
Memphis, TN 38117
Attention: James Lightman Sr. Vice President, General Counsel and Secretary
Telephone No.: (901)-867-4743
Email: james.lightman@wright.com

Re:    Call Option Transaction
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Bank of America, N.A. (“Dealer”) and Wright Medical Group, Inc. (“Counterparty”) as of the Trade Date specified below (the “Transaction”). In entering into the Transaction with Counterparty, Dealer has requested that Wright Medical Group N.V. (“Parent”), Counterparty’s ultimate parent entity, make certain representations, warranties and agreements for the benefit of Dealer, and Parent has agreed to make such representations, warranties and agreements as set forth in this Confirmation. This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements with respect to the Transaction and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Private Placement Circular dated June 20, 2018 (the “Private Placement Circular”) relating to the 1.625% Cash Exchangeable Senior Notes due 2023 (as originally issued by Counterparty, the “Exchangeable Notes” and each USD 1,000 principal amount of Exchangeable Notes, an “Exchangeable Note”) issued by Counterparty in an aggregate initial principal amount of USD 675,000,000 pursuant to an Indenture to be dated June 28, 2018 among Counterparty, Parent, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Private Placement Circular, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Private Placement Circular. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Private Placement Circular, the descriptions thereof in the Private Placement Circular will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended following such date, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.
Each party is hereby advised, and each such party acknowledges, that the other parties have engaged in, or refrained from engaging in, substantial financial transactions and have taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.
This Confirmation evidences a complete and binding agreement among Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates, and a complete and binding agreement among Dealer, Counterparty and Parent as to the representations, warranties and agreements of Parent as set forth herein. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer, Counterparty and Parent had executed an agreement in such form (but without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency, and (ii) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. The parties acknowledge that the Transaction to which this Confirmation relates is not governed by, and shall not be treated as a transaction under, any other ISDA Master Agreement entered into among the parties from time to time. In the event of any inconsistency between this Confirmation and the Agreement, this Confirmation shall govern.

2.	The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms.

Trade Date:	June 20, 2018

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The ordinary shares of Parent, par value 0.03 Euros per share (Exchange symbol “WMGI”).

Number of Options:	675,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	70%

Option Entitlement:	A number equal to the product of the Applicable Percentage and 29.9679.

Strike Price:	USD 33.3690

Premium:	USD 98,894,250.00

Premium Payment Date:	June 28, 2018

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 14.03 and Section 14.04(h) of the Indenture.

Procedures for Exercise.

Exchange Date:
With respect to any exchange of an Exchangeable Note, the date on which the Holder (as such term is defined in the Indenture) of such Exchangeable Note satisfies all of the requirements for exchange thereof as set forth in Section 14.02(b) of the Indenture; provided that if Counterparty has not delivered to Dealer a related Notice of Exercise, then in no event shall an Exchange Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any surrender of an Exchangeable Note for exchange in respect of which Counterparty has elected to designate a financial institution for “exchange” of such Exchangeable Note pursuant to Section 14.08 of the Indenture in lieu of exchange with Counterparty.

Expiration Time:	The Valuation Time

Expiration Date:	June 15, 2023, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:
Notwithstanding Section 3.4 of the Equity Definitions, on each Exchange Date in respect of which a Notice of Exchange that is effective as to Counterparty has been delivered by the relevant exchanging Holder, a number of Options equal to the number of Exchangeable Notes in denominations of USD 1,000 as to which such Exchange Date has occurred shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options, Counterparty must notify Dealer in writing,

including by email, before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for the Options being exercised of (i) the number of such Options and (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date; provided that in respect of Options relating to Exchangeable Notes with an Exchange Date occurring on or after the 65th Scheduled Valid Day preceding June 15, 2023, such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the number of such Options.

Valuation Time:
At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in good faith and in its commercially reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:
“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options, contracts or future contracts relating to the Shares.”
Settlement Terms.

Settlement Method:	Cash Settlement

Cash Settlement:	In lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date, the Option Cash Settlement Amount in respect of any Option exercised or deemed exercised hereunder. In no event will the Option Cash Settlement Amount be less than zero.

Option Cash Settlement Amount:
In respect of any Option exercised or deemed exercised, an amount in cash equal to (A) the sum of the products, for each Valid Day during the Settlement Averaging Period for such Option, of (x) the Option Entitlement on such Valid Day multiplied by (y) the Relevant Price on such Valid Day less the Strike Price, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation contained in clause (y) above results in a negative number, such number shall be replaced with the number “zero”.

Valid Day:
A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:
A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:
On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page WMGI <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option:
(i)    if the related Exchange Date occurs prior to the 65th Scheduled Valid Day immediately preceding the Expiration Date, the 60 consecutive Valid Days commencing on, and including, the second Valid Day following such Exchange Date; or
(ii)    if the related Exchange Date occurs on or following the 65th Scheduled Valid Day immediately preceding the Expiration Date, the 60 consecutive Valid Days commencing on, and including, the 62nd Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the date cash is paid under the terms of the Indenture with respect to the exchange of the Exchangeable Note related to such Option.

Settlement Currency:	USD

Representation and Agreement:
Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty or Parent shall be, upon delivery, subject to restrictions and limitations arising from Parent’s status as issuer of the Shares under applicable securities laws and Counterparty’s status as an affiliate of Parent under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

3.	Additional Terms applicable to the Transaction.
Adjustments applicable to the Transaction:

Potential Adjustment Events:
Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture to the “Exchange Rate” or the composition of a “unit of Reference Property” or to any “Last Reported Sale Price”, “Daily VWAP” or “Daily Exchange Value” (each as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery obligation hereunder in respect of any “Distributed Property” delivered by Parent pursuant to the fourth sentence of Section 14.04(c) of the Indenture or any payment obligation in respect of any cash paid by Parent pursuant to the fourth sentence of Section 14.04(d) of the Indenture (collectively, the “Exchange Rate Adjustment Fallback Provisions”), and no adjustment shall be made to the terms of the Transaction on account of any event or condition described in the Exchange Rate Adjustment Fallback Provisions.

Method of Adjustment:
Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction.

Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below:
(i) if the Calculation Agent in good faith disagrees with any adjustment to the Exchangeable Notes that involves an exercise of discretion by Counterparty, Issuer or its board of directors, as applicable (including, without limitation, pursuant to Section 14.05 of the Indenture, Section 14.07(a) of the Indenture or any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner, after consultation with Counterparty; provided, that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Exchangeable Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Exchange Date, then the Calculation Agent shall make an adjustment, as determined by it in a commercially reasonable manner, after consultation with Counterparty, to the terms hereof in order to account for such Potential Adjustment Event;
(ii) in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 14.04(b) of the Indenture or Section 14.04(c) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 14.04(b) of the Indenture) or “SP0” (as such term is used in Section 14.04(c) of the Indenture), as the case may be, begins before Counterparty or Parent has publicly announced the event or condition giving rise to such Adjustment Event, then the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner, after consultation with Counterparty, as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities as a result of such event or condition not having been publicly announced prior to the beginning of such period; and
(iii) if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Exchange Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Exchange Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner, after consultation with Counterparty, as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities as a result of such Potential Adjustment Event Change.

Dilution Adjustment Provisions:	Section 14.04(a), (b), (c), (d), (e) and Section 14.05 of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:
Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Reorganization Event” in Section 14.07(a) of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 14.04(e) of the Indenture.
Consequences of Merger Events /

Tender Offers:
Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, and to the extent the Calculation Agent determines appropriate, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement, the definitions of “Exchange”, “Relevant Price”,

“Settlement Averaging Period”, “Valid Day”, “Scheduled Valid Day”, “Market Disruption Event”, the number of Share thresholds in Section 9(b)(i) and 9(b)(ii) of this Confirmation and any other variable relevant to the exercise, settlement or payment for the Transaction, subject to the second paragraph under “Method of Adjustment”; provided, however, that such adjustment shall be made without regard to any adjustment to the Exchange Rate pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a (1) Dutch public limited company, (2) corporation or limited liability company that is treated, or, if disregarded for U.S. federal income tax purposes, its regarded owner is treated, as a “United States person” under Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (any such corporation or limited liability company being referred to hereinafter as a “U.S. Entity”) or (3) solely in the case of a Non-US Merger Transaction in respect of which Counterparty and Issuer have satisfied all of the requirements set forth in Sections 9(a) and 9(v) below, a corporation or entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of the Islands of Bermuda, the Netherlands, Belgium, Switzerland, Luxembourg, the Republic of Ireland, Canada or the United Kingdom), or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer, will not be a U.S. Entity or will not be the Issuer or a wholly-owned subsidiary of the Issuer following such Merger Event or Tender Offer, then Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s sole election.
Nationalization, Insolvency or

Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re‑listed, re‑traded or re‑quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re‑quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.
Additional Disruption Events:

Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the word “Shares” with the phrase “Hedge Positions” in clause (X) thereof and (ii) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:
(i)    Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:
“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and
(ii)    Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable

Hedging Party:
For all applicable Additional Disruption Events, Dealer; provided, however, that all calculations, adjustments, specifications, choices and determinations by Dealer acting in its capacity as the Hedging Party shall be made in good faith and in a commercially reasonable manner (it being understood that Hedging Party will be subject to the requirements of the second paragraph under “Calculation Agent” below).

Determining Party:
For all applicable Extraordinary Events, Dealer; provided, however, that all calculations, adjustments, specifications, choices and determinations by Dealer acting in its capacity as the Determining Party shall be made in good faith and in a commercially reasonable manner (it being understood that Determining Party will be subject to the requirements of the second paragraph under “Calculation Agent” below).

Non-Reliance:	Applicable.
Agreements and Acknowledgements

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4.
Calculation Agent. Dealer; provided, however, that all calculations, adjustments, specifications, choices and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes as set forth in the immediately following paragraph.

In the case of any calculation, adjustment or determination by the Hedging Party, the Determining Party or the Calculation Agent, following any written request from Counterparty, the Hedging Party, the Determining Party or the Calculation Agent, as the case may be, shall promptly provide to Counterparty a written explanation describing in reasonable detail the basis for such calculation, adjustment or determination (including any quotation, market data or information from internal or external sources used in making such calculation, adjustment or determination, but without disclosing any proprietary models or other information that may be proprietary or confidential). If Counterparty promptly disputes such calculation, adjustment or determination in writing and provides reasonable detail as to the basis for such dispute, the Calculation Agent shall, to the extent permitted by applicable law, discuss the dispute with Counterparty in good faith.

5.	Account Details.

(a)	Account for payments to Counterparty:
Bank:
ABA#:
Acct No.:
Acct Name:

(b)	Account for payments to Dealer:

SWIFT:
Bank Routing:
Account Name:
Account No. :

6.	Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: New York
Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036

7.	Notices.

(a)	Address for notices or communications to Counterparty and Parent:

Wright Medical Group N.V. | Legal
Attention: James Lightman Sr. Vice President, General Counsel and Secretary
Prins Bernhardplein 200
1097 JB Amsterdam
The Netherlands
Telephone No.: +31 20 675 4002
Email: james.lightman@wright.com

and

Wright Medical Group, Inc. | Legal
1023 Cherry Road
Memphis, TN 38117
Attention: James Lightman Sr. Vice President, General Counsel and Secretary
Telephone No.: (901)-867-4743
Email: james.lightman@wright.com

and

Ropes & Gray LLP
Attention: Isabel Dische, Esq. and Thomas Holden, Esq.
Telephone No: (212) 596-9000
Facsimile No: (212) 596-9090
Email: isabel.dische@ropesgray.com & thomas.holden@ropesgray.com

(b)	Address for notices or communications to Dealer:
Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036

Attn:	Robert Stewart, Assistant General Counsel

Telephone:	646-855-0711

Facsimile:	646-822-5618

8.	Representations and Warranties of Counterparty and Parent.
Each of the representations and warranties of Counterparty and Parent set forth in Section 6 of the Placement Agency Agreement (the “Placement Agency Agreement”), dated as of June 20, 2018, among Counterparty, Parent, as guarantor, and J. Wood Capital Advisors, LLC, as Placement Agent (the “Placement Agent”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein; except to the extent that such representation and warranties if not true or correct, would not have a material adverse effect on the power or ability of Counterparty and Parent to execute and deliver this Confirmation or to perform their obligations hereunder. Each of Counterparty and Parent hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)
Each of Counterparty and Parent has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s or Parent’s part; and this Confirmation has been duly and validly executed and delivered by each of Counterparty and Parent and constitutes its valid and binding obligation, enforceable against Counterparty or Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)
Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of either of Counterparty or Parent hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty or Parent, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which either of Counterparty or Parent or any of its subsidiaries is a party or by which either of Counterparty or Parent or any of its subsidiaries is bound or to which either of Counterparty or Parent or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)
No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty or Parent of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws or, with respect to Parent, under the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht).

(d)
Neither Counterparty nor Parent is and, after consummation of the transactions contemplated hereby, neither Counterparty nor Parent will be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)
Each of Counterparty and Parent is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(f)	None of Counterparty, Parent nor their respective its affiliates is, on the date hereof, in possession of any material non-public information with respect to Counterparty, Parent or the Shares.

(g)	With respect to both Counterparty and Parent, no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity), except for the reporting requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and rules promulgated thereunder, or, with respect to Parent, the reporting or registration requirements pursuant to the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) and the Dutch General Tax Act (Algemene wet inzake rijksbelastingen), in each case, as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(h)
Each of Counterparty and Parent (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

9.	Other Provisions.

(a)
Each of Counterparty and Parent shall deliver to Dealer an opinion of counsel (which, with respect to Parent, shall be an opinion of Dutch counsel), dated as of the date hereof, with respect to the matters set forth in Sections 8(a) through (c). Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)
Repurchase Notices. Parent shall, on any day on which Parent effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 103,624,046 (in the case of the first such notice) or (ii) thereafter more than 2,244,158 less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty and Parent jointly and severally agree to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Parent’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of

Parent’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Parent in writing, and Counterparty and/or Parent, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty and/or Parent may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Neither Counterparty nor Parent shall be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty and Parent jointly and severally agree to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Neither Counterparty nor Parent shall, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty and Parent hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)
Regulation M. Each of Parent and each of its subsidiaries is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Parent, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Parent shall not, and shall cause each of its subsidiaries not to, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution.

(d)
No Manipulation. Neither Counterparty nor Parent is entering into the Confirmation and transactions contemplated hereby to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act or, with respect to Parent, the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht).

(e)	Transfer or Assignment.

(i)
Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)
With respect to any Transfer Options, neither Parent nor Counterparty shall be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(m) or 9(q) of this Confirmation;

(B)
Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party, Counterparty and Parent, as are requested and reasonably satisfactory to Dealer;

(C)
Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(D)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(E)
Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clause (C) will not occur upon or after such transfer and assignment; and

(F)
Counterparty and Parent, jointly and severally, shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment;

(ii)
Dealer may, without Counterparty’s or Parent’s consent, transfer or assign all or any part of its rights or obligations under the Transaction (A) to any affiliate of Dealer (1) that has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer, or (B)

to any other third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its good faith and commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(k) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty or Issuer, as applicable, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Issuer that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)
Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty or Parent, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty and Parent to the extent of any such performance.

(f)
Ratings Decline. If at any time the long term, unsecured and unsubordinated indebtedness of Dealer is rated Ba1 or lower by Moody’s or BB+ or lower by S&P (any such rating, a “Ratings Downgrade”), then Counterparty may, at any time following the occurrence and during the continuation of such Ratings Downgrade, provide written notice to Dealer specifying that it elects for this Section 9(f) to apply (a “Trigger Notice”). Upon receipt by Dealer of a Trigger Notice from Counterparty, Dealer shall promptly elect that either (i) the parties shall negotiate in good faith terms for collateral arrangements pursuant to which Dealer is required to provide collateral (including, but not limited to, equity or equity-linked securities issued by Counterparty or Issuer, as applicable) to Counterparty in respect of the Transaction with a value equal to the full mark-to-market exposure of Counterparty under the Transaction, as determined by Dealer in a good faith commercially reasonable manner, or (ii) an Additional Termination Event shall occur and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, and (B) the Transaction shall be the sole Affected Transaction.

(g)	Reserved.

(h)	Additional Termination Events.

(i)
Notwithstanding anything to the contrary in this Confirmation if an event of default occurs under the terms of the Exchangeable Notes as set forth in Section 6.01 of the Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(ii)
Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty, within the applicable time period set forth under “Notice of Exercise” of any Notice of Exercise in respect of Options that relate to Exchangeable Notes as to which additional Shares would be added to the Exchange Rate pursuant to Section 14.03 of the Indenture in connection with a “Make-Whole Fundamental Change” (as defined in the Indenture) (such Exchangeable Notes, “Make-Whole Exchangeable Notes”) shall constitute an Additional Termination Event as provided in this Section 9(h)(ii). Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following such Additional Termination Event (which Exchange Business Day shall in no event be earlier than the related settlement date for such Exchangeable Notes) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Make-Whole Exchange Options”) equal to the lesser of (A) the number of such Options specified in such Notice of Exercise and (B) the Number of Options as of the date Dealer designates such Early Termination Date (prior to giving effect to a reduction thereto on such date pursuant to the immediately following sentence). As of any such Early Termination Date, the Number of Options shall be reduced by the applicable number of Make-Whole Exchange Options. Any payment hereunder with respect to such termination of the Make-Whole Exchange Options shall be calculated pursuant to Section 6 of the Agreement using a volatility input that is equal to the Relevant Volatility Input, as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Make-Whole Exchange Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Exchange Rate pursuant to Section 14.03 of the Indenture); provided that the amount of cash deliverable in respect of such early termination by Dealer to Counterparty shall not be greater than the product of (x) the Applicable Percentage, (y) the number of Make-Whole Exchange Options and (z) the excess of (I) (1) the Exchange Rate (after taking into account any applicable adjustments to the Exchange Rate pursuant to Section 14.03 of the Indenture) multiplied by (2) a price per Share determined by the Calculation Agent over (II) the principal amount per Make-Whole Exchangeable Note, as determined by the Calculation Agent. For the avoidance of doubt, if the Transaction (or a portion of the Transaction) is subject to termination or cancellation both (i) pursuant to this Section 9(h)(ii) and (ii) pursuant to either

Section 12.7 or Section 12.9 of the Equity Definitions, in each case, as a result of the same “Make-Whole Fundamental Change” (as defined in the Indenture), as determined by Dealer in good faith and commercially reasonably, any such termination or cancellation payment with respect to the Transaction (or such portion of the Transaction, as applicable) shall be calculated using a volatility input that is equal to the Relevant Volatility Input. “Relevant Volatility Input” means a volatility input that is determined by Dealer in good faith and in a commercially reasonable manner and which, without limitation, may be based on implied volatility levels for options on the Shares with strike prices approximate to the Strike Price of the Transaction or approximate to the strike price of over-the-counter equity options on the Shares that are included in its commercially reasonable Hedge Positions with respect to the Transaction, in each case, as determined by Dealer in good faith and a commercially reasonable manner; provided that, if (i) Dealer (whether in its capacity as “Calculation Agent”, “Determining Party”, “Hedging Party” or otherwise) is required to determine a volatility input under any over-the-counter equity option transaction to which Dealer is a party and to which Counterparty (or, if different, Issuer) is a party relating to the Shares (such equity option transactions, “Relevant Positions”) and (ii) Dealer determines that such Relevant Positions (or a portion thereof) are terminated, cancelled, offset or otherwise unwound at approximately the same time (as determined by Dealer in good faith and commercially reasonably) as the Transaction (or portion thereof) is terminated, cancelled, offset or otherwise unwound, Dealer shall use a Relevant Volatility Input that is no less than such volatility input for such Relevant Positions. For the avoidance of doubt, a Relevant Volatility Input that is equal to the volatility input for any Relevant Positions shall, in no event, be deemed to be commercially unreasonable.

(iii)
(a) Promptly following any Repayment Event (as defined below) (but, in any event, within 5 Scheduled Trading Days following settlement thereof), Counterparty may notify Dealer of such Repayment Event and the aggregate principal amount of Exchangeable Notes subject to such Repayment Event (the “Repayment Exchangeable Notes”) (any such notice, a “Repayment Notice”). The receipt by Dealer from Counterparty of any Repayment Notice shall constitute an Additional Termination Event as provided in this Section 9(h)(iii).

(b)    Upon receipt of any such Repayment Notice, Dealer shall designate an Exchange Business Day following receipt of such Repayment Notice (which Exchange Business Day will in no event be earlier than the settlement date for the relevant Repayment Event) as an Early Termination Date with respect to a portion (the “Repayment Terminated Portion”) of the Transaction consisting of a number of Options (the “Repayment Options”) equal to the lesser of (A) the number of Repayment Exchangeable Notes in denominations of USD1,000 that are subject to the relevant Repayment Event and (B) the Number of Options as of the date Dealer designates such Early

Termination Date (prior to giving effect to a reduction thereto on such date pursuant to the immediately following sentence). As of any such Early Termination Date, the Number of Options shall be reduced by the applicable number of Repayment Options.
(c)    Any payment or delivery in respect of such termination of the Repayment Terminated Portion of the Transaction shall be made pursuant to Section 6 of the Agreement. If Dealer determines or otherwise uses a volatility input in determining an Early Termination Amount under Section 6 of the Agreement in respect of an Additional Termination Event pursuant to this Section 9(h)(iii), Dealer shall use the Relevant Volatility Input.  Counterparty shall be the sole Affected Party with respect to such Additional Termination Event and the Repayment Terminated Portion of the Transaction shall be the sole Affected Transaction. “Repayment Event” means that (i) any Exchangeable Notes are repurchased by Counterparty, Parent, any other guarantor under the Exchangeable Notes or any of their subsidiaries, (ii) any Exchangeable Notes are delivered to Counterparty, Parent or any other guarantor under the Exchangeable Notes in exchange for delivery of any property or assets of such party or any of its subsidiaries (howsoever described), (iii) any principal of any of the Exchangeable Notes is repaid prior to the final maturity date of the Exchangeable Notes (other than upon an event of default under the Exchangeable Notes described in Section 9(h)(i)), or (iv) any Exchangeable Notes are exchanged by or for the benefit of the Holders (as defined in the Indenture) thereof for any other securities of Counterparty, Parent, any other guarantor under the Exchangeable Notes or any of their Affiliates (as defined in the Indenture) (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that no exchange of Exchangeable Notes pursuant to the terms of the Indenture shall constitute a Repayment Event.  Each of Counterparty and Parent acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of any action taken by Parent, Counterparty or any of their Affiliates (as defined in the Indenture) in respect of a Repayment Event, including, without limitation, the delivery of a Repayment Notice.
(d)    Counterparty shall cause any Exchangeable Notes subject to a Repayment Event to be promptly cancelled and each of Parent and Counterparty acknowledges and agrees that, except to the extent provided above in this Section 9(h)(iii), all such Exchangeable Notes subject to a Repayment Event will be deemed for all purposes under the Transaction to be permanently extinguished and no longer outstanding.

(i)	Amendments to the Equity Definitions.

(i)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official”

and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii)
Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(j)
Setoff. Obligations under the Transaction shall not be set off by any party against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise. For the avoidance of doubt, in the event of bankruptcy or liquidation of Parent, Counterparty or Dealer, no party shall have the right to set off any obligation that it may have to the other parties under the Transaction against any obligation such other parties may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(k)
Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of the Transaction, an amount is payable by Dealer to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Obligation”), Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, the Tender Offer Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes (which representation is confirmed to Dealer in writing by Issuer, if other than Counterparty) the representation set forth in Section 8(f) as of the date of such election and (c) Dealer agrees, in its reasonable discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:
If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d) (ii) and 6(e) of

the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.
Share Termination Delivery

Property:
A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:
The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Unit Price the Calculation Agent may consider, if commercially reasonable, the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:
One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:
If the Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(l)
Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(m)
Registration. Parent hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Parent shall (or shall cause Issuer to if other than Parent), at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Parent, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase, or cause Counterparty to purchase, the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, requested by Dealer.

(n)
Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty, Parent and each of their employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty or Dealer relating to such tax treatment and tax structure.

(o)
Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably and in good faith determines, based on the advice of counsel in the case of the immediately following clause (ii), that such action is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) to enable Dealer to effect transactions with respect to Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that no such Valid Day or other date of valuation, payment or delivery may be postponed or added more than 60 Valid Days after the original Valid Day or date of valuation, payment or delivery, as the case may be.

(p)
Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(q)	Notice of Certain Other Events. Each of Counterparty and Parent covenants and agrees that:

(i)
promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty and/or Parent shall give Dealer written notice of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such Merger Event

(the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)
(A) Counterparty and/or Parent shall give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day) written notice of the sections of the Indenture and, if applicable, the formula therein pursuant to which any adjustment will be made to the Exchangeable Notes in connection with any Potential Adjustment Event (other than in respect of the Dilution Adjustment Provision set forth in Section 14.04(b)of the Indenture), Merger Event or Tender Offer and (B) promptly following any such adjustment Counterparty and/or Parent shall give Dealer written notice of the details of such adjustment.

(r)
Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(s)
Agreements and Acknowledgements Regarding Hedging. Each of Counterparty and Parent understands, acknowledges and agrees with Dealer that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty or Parent.

(t)
Early Unwind. In the event the sale of the “New Notes” (as defined in the Placement Agency Agreement) is not consummated with the Placement Agent for any reason by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer, Counterparty and Parent with respect to the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed as Hedging Activities in respect of this Transaction either prior to or after the Early Unwind Date. Each of Dealer, Counterparty and Parent represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(u)
Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Parent or Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty and Parent to the extent of any such performance.

(v)
Non-US Merger Transactions. Issuer shall not enter into or consummate any Non-US Merger Transaction unless the successor Issuer and Counterparty immediately following such Non-US Merger Transaction repeats to Dealer immediately following such Non-US Merger Transaction the representations and warranties set forth in Sections 8(a), 8(b), 8(c) and 8(d) of this Confirmation (as if references therein to (i) “execute, deliver” were replaced with “assume”, (ii) “execution, delivery” and “execution and delivery” were replaced with “assumption” and (iii) “executed and delivered” were replaced with “assumed”). “Non-US Merger Transaction” means any Merger Event, reincorporation of Issuer, corporate inversion of Issuer or similar transaction pursuant to which (x) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (y) the Issuer following such Merger Event, reincorporation of Issuer or corporate inversion of Issuer is organized in a jurisdiction other than the United States, any State thereof or the District of Columbia.

Notwithstanding anything to the contrary in this Confirmation if (1) Issuer enters into or consummates any Non-US Merger Transaction pursuant to which the Issuer following such Non-US Merger Transaction is organized under the laws of a jurisdiction other than the Islands of Bermuda, the Netherlands, Belgium, Switzerland, Luxembourg, the Republic of Ireland, Canada or the United Kingdom, (2) Counterparty ceases to be a corporation organized under the laws of the United States, any State thereof or the District of Columbia that is a wholly-owned subsidiary of Issuer, or (3) Issuer enters into or consummates any Non-US Merger Transaction and does not comply with the requirements of the immediately previous paragraph of this Section 9(v), then such transaction or event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.
If, at any time following the occurrence of any Non-US Merger Transaction, Dealer determines in good faith that (x) such Non-US Merger Transaction has had an adverse effect on Dealer’s rights and obligations under the Transaction or (y) Dealer would incur an increased amount of tax, duty, expense or fee to (1) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the economic risk of entering into and performing its obligations with respect to the Transaction, or (2) realize, recover or remit the proceeds of any such transaction(s) or asset(s) (each of the events described in clause (x) and clause (y) above, a “Non-US Merger Event”), then, in either case, Dealer shall give notice to Counterparty of such Non-US Merger Event. Concurrently with delivering such notice, Dealer shall give notice to Counterparty of a Price Adjustment that Dealer reasonably and in good faith determines appropriate to account for the economic effect on the Transaction of such Non-US Merger Event (unless Dealer determines that no Price Adjustment will produce a commercially reasonably result, in which case Dealer shall so notify Counterparty). Unless Dealer determines in good faith that no Price Adjustment will produce a commercially reasonably result, within one Scheduled Trading Day of receipt of such notice, Counterparty shall notify Dealer that it elects to (A) agree to amend the Transaction to take into account such Price Adjustment or (B) pay Dealer the amount determined by Dealer that corresponds to such Price Adjustment (and, in each case, Counterparty and Parent shall each repeat the representation set forth in Section 8(f) of this Confirmation (which representation is confirmed to Dealer in writing by Issuer, if other than Parent) as of the date of such election). If Counterparty fails to give such notice to Dealer of its election in accordance with the foregoing by the end of that first Scheduled Trading Day, or if Dealer determines that no Price Adjustment will produce a commercially reasonably result, then such failure or such determination, as the case may be, shall constitute an Additional Termination Event applicable to the Transaction (it being understood that in the case of a Non-US Merger Event solely pursuant to clause (x) of the definition thereof, such determination shall constitute an Additional Termination Event only if the relevant adverse effect may have a material impact on Dealer’s rights and obligations under the Transaction, as determined by Dealer in good faith) and, with respect to such Additional Termination Event, (1) Counterparty shall be deemed to be the sole Affected Party, (2) the Transaction shall be the sole Affected Transaction and (3) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.
For the avoidance of doubt, the parties hereto agree and acknowledge that (I) the occurrence of an Non-US Merger Event shall not preclude the occurrence of one or more additional, subsequent Non-US Merger Events and (II) if a Non-US Merger Event occurs, Dealer will determine, in its sole discretion, whether to exercise its rights under the provisions of this Section 9(v) and/or the rights and remedies of Dealer and its affiliates under any other provision of this Confirmation, the Equity Definitions and the Agreement.

Upon Counterparty’s request prior to the consummation of any Non-US Merger Transaction, Dealer will provide Counterparty with a good faith estimate of an indicative, non-binding price at which Dealer would effect a transfer or assignment of the Options to a third party corporate equity derivatives dealer as of the date of such indicative, non-binding price (it being understood that such indicative, non-binding price will not in any way commit Dealer to effecting such a transfer or assignment, whether at such price or at any price, and that any such transfer or assignment will be effected by Dealer in its sole discretion on pricing and other terms acceptable to Dealer, including with respect to Dealer’s Hedge Positions with respect to the Options and any applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer). In addition, upon Counterparty’s request prior to the consummation of any Non-US Merger Transaction in which Counterparty sets forth in reasonable detail the terms of such Non-US Merger Transaction and any Non-US Merger Event that Counterparty believes may apply in connection therewith, Dealer will provide Counterparty with a good faith estimate of an indicative, non-binding Price Adjustment, if any, that Dealer determines at such time would account for the economic effect on the Transaction of such Non-US Merger Transaction and Non-US Merger Event, if any, based on information related thereto provided to Dealer by the Counterparty (it being understood that such indicative, non-binding Price Adjustment will not in any way limit or alter Dealer’s adjustment or other rights in respect of the Option with respect to such Non-US Merger Transaction or Non-US Merger Event or any events or circumstances arising in connection therewith); provided that, Dealer will not be required to provide any such Price Adjustment if Dealer determines, in good faith, that it would not be practicable to do so using reasonable efforts and/or it would not be advisable to do so with respect to any applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer. Counterparty agrees to pay the reasonable and documented fees and expenses of legal counsel to Dealer (which may include, without limitation, special counsel in connection with certain matters under the law of any applicable foreign jurisdiction) in connection with any such indicative, non-binding price or Price Adjustment, as applicable, and any determinations in connection therewith, at such times, and from time to time, as requested by Dealer.

(w)
Tax Forms. (a) Parent shall provide to Dealer a valid U.S. Internal Revenue Service (“IRS”) Form W-8BEN-E on or before the date of execution of this Confirmation and will promptly tender an updated IRS Form W-8BEN-E or other applicable IRS Form if the previously tendered IRS Form W-8BEN-E becomes obsolete or incorrect and Counterparty shall provide to Dealer a valid IRS Form W-9 on or before the date of execution of this Confirmation and will promptly tender an updated IRS Form W-9 or other applicable IRS Form if the previously tendered IRS Form W-9 becomes obsolete or incorrect.

(b) Dealer shall provide Counterparty a valid IRS Form W-9 on or before the date of execution of this Confirmation and will promptly tender an updated IRS Form W-9 or applicable IRS Form if the previously tendered IRS Form becomes obsolete or incorrect.

(x)
FATCA. “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(y)
Section 871 (m). Dealer and Counterparty hereby agree that the Agreement shall be treated as a Covered Master Agreement (as that term is defined in the 2015 Section 871(m) Protocol) and the Agreement shall be deemed to have been amended in accordance with the modifications specified in the Attachment to the 2015 Section 871(m) Protocol.

(z)
Counterparty acknowledges that it has not been solicited by Dealer, or any person acting on behalf of Dealer, to enter into this Transaction but rather it has independently approached Dealer, through Counterparty’s advisor, and invited Dealer to bid competitively for this Transaction.

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EXECUTION VERSION

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning by email to Dealer.
Very truly yours,
BANK OF AMERICA, N.A.
By: /s/ Christopher A. Hutmaker
Authorized Signatory
Name: Christopher A. Hutmaker
Managing Director

Accepted and confirmed
as of the Trade Date:
WRIGHT MEDICAL GROUP, INC.,
as Counterparty

By: /s/ Lance A. Berry
Authorized Signatory
Name: Lance A. Berry

WRIGHT MEDICAL GROUP N.V.,
as Parent

By: /s/ Lance A. Berry
Authorized Signatory
Name: Lance A. Berry